INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference of our report (the “Audit Report”) dated June 2, 2005 on the balance sheets of Greenlite Ventures Inc. (“the Company”) as of March 31, 2005 and 2004 and the statements of operations and accumulated deficit, statement of changes in stockholders’ equity and statement of cash flows for the years ended March 31, 2005 and 2004 in the Company’s Amendment No. 7 to the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission. The Audit Report is included in the Registration Statement because it cannot be incorporated by reference into the Registration Statement.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

/s/ Sarna & Company
Sarna & Company
Certified Public Accountants
Westlake Village, California
November 22, 2005